Exhibit 99.2

IRET Announces Closing of Additional Asset Sales and Distributions for Fiscal Fourth Quarter 2017

- Completes Sale of 13 Senior Housing Assets and One Medical Office Property for $86.7 Million -

MINOT, N.D., March 7, 2017 — IRET (NYSE: IRET) today announced that it has completed the sale of 13 senior housing properties, containing 488 units, on February 15, 2017 and March 1, 2017, by closing on an additional two of the six previously announced sale agreements, for a combined total sales price of $66.0 million. After retiring mortgage debt and paying other closing costs, IRET received net cash proceeds of approximately $50.6 million, of which a portion will be used to further reduce leverage and a portion set aside for a possible 1031 exchange.  The properties were sold to wholly-owned subsidiaries of Edgewood Properties, LLLP, which is an affiliate of the tenants that leased and operated the properties prior to the sales.  To date, IRET has now sold 31 of its 34 senior housing properties for a combined sales price of $229.4 million.

Additionally, on March 6, 2017, one of IRET’s subsidiaries completed the sale of a medical office property, consisting of two locations in Minnesota, for a total sales price of $20.7 million, to the current tenant  pursuant to an early exercise of a purchase option contained in the lease. As part of the transaction, the tenant also paid rent through August 31, 2018 and reimbursed the seller the prepayment premium on the existing property loan, collectively approximately $3.4 million.

Chief Executive Officer, Tim Mihalick commented, “We continue to make significant progress in our transition into a pure-play multifamily REIT, having now largely exited the senior housing sector.  The sales of an additional 13 senior housing properties and one medical office property marks another meaningful step in our transformation, and demonstrates our ability to opportunistically recycle capital and strengthen our financial position.”

Additionally, on March 7, 2017, the Board of Trustees declared a regular quarterly distribution of $0.07 per share/unit, payable on April 3, 2017 to common shareholders and unitholders of record at the close of business on March 20, 2017.  This distribution will be the 184th consecutive quarterly distribution paid by IRET since its inception in 1970.  The previous quarterly distributions of $0.13 per share/unit, consisting of a regular quarterly distribution of $0.07 per share/unit and a special distribution of $0.06 per share/unit, were paid on January 17, 2017.

The Board of Trustees also declared a distribution of $0.496875 per share on the 7.95% Series B Cumulative Redeemable Preferred Shares (NYSE: IRET PRB), payable on March 31, 2017 to holders of record at the close of business on March 30, 2017. Series B preferred share distributions are cumulative and payable quarterly in arrears at an annual rate of $1.9875 per share.

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest. As of October 31, 2016, IRET owned interests in 130 properties that were held for investment, consisting of: (1) 86 multifamily properties consisting of 12,751 units, and (2) 44 commercial properties, including 30 healthcare properties, containing a total of approximately 2.7 million square feet of leasable space. IRET’s common shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release, including statements regarding IRET’s plans and expectations with respect to its strategic transformation and the closing of the remaining sales of senior housing properties pursuant to two existing agreements, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of

1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to:  changes in operating costs; the effect of government regulation; the availability of capital; changes in general and local economic and real estate market conditions; IRET’s ability to complete acquisitions and dispositions on attractive terms, or at all; IRET’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other payment dates; IRET’s ability to maintain financial covenant compliance under its debt agreements; fluctuations in interest rates; IRET’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; competition; IRET’s ability to attract and retain skilled personnel; and those risks and uncertainties detailed from time to time in IRET’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT INFO

Investor Relations

Stephen Swett
phone: 701-837-7104
email: IR@iret.com